Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-231487)  of The Lincoln National Life Insurance Company and in the related prospectuses of our report dated March 13, 2020, with respect to the consolidated financial statements and financial statement schedules of The Lincoln National Life Insurance Company, included in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

March 13, 2020